Exhibit 99.2

Important Notice Concerning The RTI International Metals, Inc. Stock Fund in the

RTI International Metals, Inc. Employee Savings and Investment Plan

July 14, 2015

This Notice is to inform you that, in conjunction with the acquisition of RTI International Metals, Inc. (“RTI”) by Alcoa Inc. (“Alcoa”), the shares of RTI common stock in the RTI Unitized stock fund (“RTI Stock Fund”) in the RTI International Metals, Inc. Employee Savings and Investment Plan (the “Plan”) will be converting to Alcoa common stock (“Alcoa Stock”) (the “Conversion”). Therefore, if you hold a portion of your Plan account in the RTI Stock Fund, you will hold shares of Alcoa Stock following the Conversion unless you take action as described in this Notice.

As a result of the purchase of RTI by Alcoa, which is expected to close on or about July 23, 2015, any RTI common stock that is in the RTI Stock Fund will convert to Alcoa Stock. Many participants are currently restricted in trading in RTI Stock due to the closure of the stock trading window consistent with the RTI Insider Trading Policy in connection with the close of the second quarter (the “RTI Blackout”), and therefore are not permitted to make any changes to their holdings in the RTI Stock Fund.

Moreover, at the time of the Conversion, if you have any amount invested in the RTI Stock Fund, you will temporarily be unable to direct or diversify investments in the RTI Stock Fund. This period, during which you will be unable to initiate transactions in the RTI Stock Fund, is called a “Blackout Period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this Blackout Period may affect your retirement planning, as well as your overall financial plan.

The Blackout Period for the RTI Stock Fund is expected to begin on July 22, 2015 and is expected to end around July 30, 2015. During this time period, you can determine whether the Blackout Period has started or ended by contacting Fidelity Investments at www.401k.com or by calling 1-800-835-5097. If the Blackout Period extends beyond July 30, you will be notified.

During the Blackout Period, you will be unable to direct or diversify any assets held in the RTI Stock Fund. Additionally, you will not be able to initiate loans or take other types of withdrawals from any amounts in your Plan account. You will, however, be able to initiate investment transfers/exchanges between other investment options in the Plan. Due to the Blackout Period limitations on transfers and withdrawals, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well- balanced and diversified investment portfolio, taking into account all your assets, income and investments.

If you are not subject to the RTI Blackout described above, and you do not wish to have your RTI Stock Fund account, if any, converted to hold Alcoa Stock, then you must initiate a transaction to transfer amounts from the RTI Stock Fund to another investment option in the Plan on or before July 21, 2015. If you do not initiate a transaction prior to this date, you will be unable to do so until the Blackout Period is over. If you would like to make a change, please contact Fidelity Investments at www.401k.com or by calling 1-800-835-5097.

Additionally, unless you elect otherwise, any contributions to the Plan on or after July 21, 2015 that are directed to the RTI Stock Fund will be automatically directed to the Vanguard Retirement Funds based on your age and the length of time until retirement. Enclosed is information about the Vanguard Retirement Funds. If you do not wish to have future contributions that would otherwise be directed to the RTI Stock Fund invested in the Vanguard Retirement Funds, you will need to take action on or before July 21, 2015.

Federal law generally requires that you be furnished notice of a Blackout Period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any Blackout Period in order to provide you with sufficient time to consider the effect of the Blackout Period on your retirement and financial plans. Due to decisions that were recently made about the Plan and the RTI Stock Fund, 30 days advance notice was not able to be provided to you. If you have any questions concerning this notice, you should contact Fidelity Investments at www.401k.com or by calling 1-800-835-5097 or Fidelity Brokerage Services LLC, Member NYSE, SIPC 900 Salem Street, Smithfield, RI 02917.